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EXHIBIT 23.2    CONSENT OF PACKER, THOMAS & CO.
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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS



We have issued our report dated September 9, 1997, accompanying the financial statements of First Federal Savings and Loan Association of Warren as of and for the years ended June 30, 1997 and 1996, included in Pre-Effective Amendment
No. 1 to the Registration Statement on Form S-1 of First Place Financial Corp. to be filed with the Securities and Exchange Commission and the Form AC to be filed with the Office of Thrift Supervision on or about November 2, 1998. We consent to the use of our report and our name as it appears in the Prospectus under the caption "Experts".

                                                        /s/ Packer, Thomas & Co.

Warren, Ohio                                            Packer, Thomas & Co.
November 2, 1998